Exhibit 10.1

THIRD AMENDMENT

OF

DISTRIBUTOR AGREEMENT

THIS THIRD AMENDMENT of the Distributor Agreement (herein “Third Amendment”) is made this 29th day of October, 2007, by and between EXAR Corporation, a corporation incorporated under the laws of the State of Delaware, having its principal office at 48720 Kato Road, Fremont, California 94538 (herein “EXAR”), and Future Electronics Incorporated, a Canadian corporation, having its principal office at 237 Hymus Boulevard, Pointe Claire, Quebec H9R 5C7, Canada (herein “Distributor”). This Third Amendment is pursuant to Section 20.7 of that certain Distributor Agreement dated July 1, 1997, (herein “Agreement”), which permits the parties to modify its terms by a written document signed by both parties.

IN CONSIDERATION of the mutual promises exchanged, the parties agree as follows:

1.	GENERAL

Except as otherwise provided in this Third Amendment, the contractual relationship of the parties will continue to be governed by the terms and conditions of the Agreement. This Third Amendment shall not be construed as a modification of any provision of the Agreement or of any other Amendment unless such provision, or portion thereof, is expressly modified herein.

2.	APPOINTMENT AND ACCEPTANCE

2.1 The Term “Products” (as defined in Section 1 and referred to in Section 2) and “Distributor Price List” shall be modified to refer and include Products available and/or previously purchased by Distributor from Sipex Corporation which shall be identified with the Product prefixes “SP” and “LP”.

2.2 Exhibit A as referenced in Section 1 of the Agreement, is hereby amended as follows:

The word “Territory” shall be deleted and replaced with “Authorized Locations”.

The following language shall be deleted:

“ALL CURRENT LOCATIONS WORLDWIDE WITH THE EXCEPTION OF JAPAN, FRANCE, ITALY, SWEDEN, FINLAND AND ISRAEL.”

and replaced as follows:

“ALL CURRENT LOCATIONS WORLDWIDE.”

3.	RETURNS

3.1 Section 10.3 of the Agreement shall be deleted and replaced as follows:

“Within forty-five(45) calendar days following each calendar quarter, Distributor may return to Exar for credit, a quantity of Products which equals the value of five (5%) percent of the net sales dollars invoiced by Exar to Distributor for all Products purchased by Distributor during the previous calendar quarter. Credit issued for such returned Products will be based upon the price paid by Distributor less any prior credits granted by Exar on the returned Product and applied against future purchases of Products from Exar. Distributor may make such returns from one or more stocking locations(s), which in the aggregate shall not exceed the limitation set forth above. The foregoing return privilege shall be subject to the following conditions:

a) the Products are returned in merchantable condition;

b) prior to returning any Products, Distributor obtains a Return Material Authorization from Exar;

c) no custom or specially modified Products may be returned.

3.2 The following language shall be inserted as a new Section 10.4:

“In addition to 10.3 above, Exar will credit Distributor a two (2%) percent scrap allowance. The scrap allowance shall be calculated based upon the actual net Products delivered to Distributor by Exar in the immediately preceding calendar quarter. Net delivered Products means delivered Products less any credit for returned Products granted by Exar to Distributor in the immediately preceding calendar quarter. The foregoing scrap allowance shall be conditioned as follows:

a) Only Products with date codes older than one (1) year will qualify for the scrap allowance.

b) All Products that qualify for the scrap allowance will be included in a list (List) prepared by Distributor and submitted to Exar within thirty (30) days following each calendar quarter.

c) Exar will authorize all qualifying Products for scrap within thirty (30) days of receipt of the proposed scrap List from Distributor. Distributor will provide Ear written certification within thirty (30) days of Exar’s written authorization above, confirming that the scrap approved on the List has been destroyed, and that all Products approved for scrap have been removed from Distributor’s inventory and deleted from Distributor’s inventory reports that Distributor provides to Exar on a periodic basis.”

3.3 The number headings “10.4” and “10.5” shall be revised to “10.5” and “10.6” respectively.

3.4 Section 15.5 of the Agreement shall be deleted and replaced as follows:

EXAR will indemnify, defend and otherwise hold harmless, Distributor, its affiliates and customers from all cost, loss, damage or liability arising from any proceeding (legal or equitable) or claim brought or asserted against Distributor, its affiliates or customers, to the extent such proceeding or claim is based solely and directly on an allegation that the Products, or any part thereof, or their distribution or use constitute an infringement of any patent, copyright, trademark secret or violation of any legislation now or hereafter enacted, or like or similar claim, provided that Distributor promptly notifies EXAR in writing of any such proceeding or claim after it becomes known to Distributor and Distributor provides all the assistance and cooperation to EXAR that is reasonably requested including the right of EXAR to exclusively control and direct the defense against any such claim and to select and instruct legal counsel for the purposes of any defense of Distributor within the meaning of this provision. EXAR shall not be liable to Distributor under any provision of this Section to the extent that any claim is based upon; (i) a use for which the Product or part was not designated; or (ii) an alteration of the Product or part by Distributor or a third party under Distributor’s direction and which alteration has caused the infringement action.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written, in counterparts, each of which shall be considered an original, but all of which together shall constitute one instrument.

EXAR CORPORATION		FUTURE ELECTRONICS INCORPORATED

By:	/s/ Ralph Schmitt	By:	/s/ Sam Abrams

Name:	Ralph Schmitt	Name:	Sam Abrams

Title:	President and CEO	Title:	Executive Vice-President

Date:	November 26, 2007	Date:	November 20, 2007

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